JOHN HANCOCK SOVEREIGN BOND FUND
Abolition of
Class R1 Shares
of Beneficial Interest of
John Hancock Bond Fund,
a Series of John Hancock Sovereign Bond Fund
and
Amendment of Section 5.11
of the Amended and Restated Declaration of Trust
WHEREAS, all outstanding Class R1 Shares of John Hancock Bond Fund (the “Fund”) previously were converted into another class of shares of such Fund;
WHEREAS, no Class R1 Shares of the Fund remain outstanding; and
WHEREAS, there is no intention to issue any additional Class R1 Shares of the Fund.
NOW THEREFORE, the undersigned, being a majority of the Trustees of John Hancock Sovereign Bond Fund, a Massachusetts business trust (the “Trust”), acting pursuant to: (a) Section 5.11(c )(viii) of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time (the “Declaration of Trust”), do hereby abolish the Class R1 Shares of the Fund effective as of March 12, 2010, and in connection therewith do hereby extinguish any and all rights and preferences of Class R1 Shares of the Fund as set forth in the Declaration of Trust and any other instrument; and (b) Section 8.3(b) of the Declaration of Trust, do hereby amend Section 5.11 thereof, effective as of March 12, 2010, as follows:
1.	Section 5.11(a) shall be deleted and replaced with the following:

Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series: John Hancock Bond Fund, which consists of Class A Shares, Class B Shares, Class C Shares, and Class I Shares (the “Existing Series”).

John Hancock Sovereign Bond Fund
Abolition of Class R1 Shares
John Hancock Bond Fund
     IN WITNESS WHEREOF, the undersigned have executed this instrument on the 12th day of March, 2010.

/s/ James R. Boyle James R. Boyle

/s/ James F. Carlin James F. Carlin

/s/ William H. Cunningham William H. Cunningham

/s/ Deborah C. Jackson Deborah C. Jackson

/s/ Charles L. Ladner Charles L. Ladner

/s/ Stanley Martin Stanley Martin

/s/ Patti McGill Peterson Patti McGill Peterson

/s/ John A. Moore John A. Moore

/s/ Steven R. Pruchansky Steven R. Pruchansky

/s/ Gregory A. Russo Gregory A. Russo

/s/ John G. Vrysen John G. Vrysen

The Declaration of Trust dated March 8, 2005, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.